UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2004

MEDCO HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

Item 5. Other Events and Regulation FD Disclosure.

On April 26, 2004, Medco Health Solutions, Inc. (the “Registrant”) announced that it had entered into consent orders and monetary settlements with the states of Arizona, California, Connecticut, Delaware, Florida, Illinois, Iowa, Louisiana, Maine, Maryland, Nevada, New York, North Carolina, Oregon, Texas, Vermont and Washington and the commonwealths of Massachusetts, Pennsylvania and Virginia, which had undertaken inquiries into certain of the Registrant’s business practices involving drug interchanges and rebates. In connection with the settlement agreements, the Registrant will, inter alia, assume certain enhanced disclosure obligations to clients, physicians and patients. The settlements also include monetary payments of approximately $29.3 million in the aggregate.

Separately, the Registrant entered into a settlement agreement with the U.S. Attorney’s office for the Eastern District of Pennsylvania with regard to the federal government’s count for injunctive relief asserted in its complaint-in-intervention in two qui tam, or “whistleblower” actions against the Registrant. The non-monetary relief agreed to by the U.S. Attorney is substantially similar to the non-monetary relief agreed to by the states. To date there have been no discussions with the U.S. Attorney with regard to a monetary settlement.

There was no finding or admission of inappropriate business conduct on the part of the Registrant in connection with the above-referenced settlements. The settlements remain subject to judicial approval.

On April 26, 2004, the Registrant issued a press release announcing the respective settlements with the states and the U.S. Attorney. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: April 26, 2004	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 26, 2004